
MASSACHUSETTS ELECTRIC COMPANY
Computation of Ratio of Earnings to Fixed Charges
(SEC Coverage)
(Unaudited)

     12 Months
     Ended
     September 30, 1999               Years Ended December 31,
     Actual
-------------------------------------------------------------
     (Unaudited)     1998     1997     1996     1995     1994
     --------------     ----     ----     ----     ----     ----
                    (In Thousands)
Net Income     $ 60,008     $ 50,386     $ 65,758     $37,926     $29,101
$34,726
----------

Add income taxes and fixed charges:
----------------------------------
     Current federal income taxes     39,381     10,978     34,244
25,867     9,437     (6,762)
     Deferred federal income taxes     (5,468)     18,558     912
(6,052)     6,156     24,932
     Investment tax credits - net     (1,075)     (1,086)     (1,103)
(1,118)     (1,132)     (1,228)
     Massachusetts franchise tax     8,018     6,999     7,514     4,479
3,935     4,681
     Interest on long-term debt     27,287     27,073     27,612
27,089     25,901     20,967
     Interest on short-term debt and other     10,881     7,368     7,214
6,473     6,784     6,366
                         --------     --------     --------     -------
-------     -------
Net earnings available for fixed charges     $139,032     $120,276
$142,151     $94,664     $80,182     $83,682
                         ========     ========     ========     =======
=======     =======

Fixed charges:
     Interest on long-term debt     $ 27,287     $ 27,073     $ 27,612
$27,089     $25,901     $20,967
     Interest on short-term debt and other     10,881     7,368     7,214
6,473     6,784     6,366
                         --------     --------     --------     -------
-------     -------
               Total fixed charges     $ 38,168     $ 34,441     $ 34,826
$33,562     $32,685     $27,333
                         ========     ========     ========     =======
=======     =======

Ratio of earnings to fixed charges     3.64     3.49     4.08     2.82
2.45     3.06
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